EXHIBIT 99.1

March 7, 2005

Mr. Ronald Geary
Chairman & CEO
ResCare, Inc.
10140 Linn Station Road
Louisville, KY 40223

Dear Ron,

     As you begin to prepare for the Annual Meeting and Proxy materials, I wish to inform you that I will not seek reelection to the Board of Directors of ResCare, Inc. As you know, my firm has been an investor in People Serve and ResCare for over nine years, and the fund that had made the investment in People Serve is now actively seeking to liquidate its investments. Additionally, we are embarking on a new fund raising process and I will be spending considerable time on that effort and looking at new investment opportunities upon completion of fund raising.

     I have enjoyed my tenure as a Director over the past four years and the opportunity of working with you and your terrific management team. I am confident that as I leave, you have assembled a strong and effective management team, which is aided and supported by an active and experienced Board of Directors that understands the mission of the Company and the tremendous opportunities and challenges facing it.

     I look forward to working with you during the remainder of my current term and will always be available for any counsel you may seek.

     Best regards.

Sincerely,

/s/ Michael J. Foster

MJF/tc